SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 and 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) July 30, 2005

e-Smart Technologies, Inc.

(Exact name of Registrant as specified in Charter)

Nevada

(State or other jurisdiction of incorporation or organization)

(IRS— Employer Identification No.) No. 88-0409261

222 Grace Church Street, Suite 300, Port Chester, NY 11573

(Address of principal executive office) (zip Code)

Registrant’s telephone number, including area code: (914) 939-5081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Exhibit Index required by Item 601 of Regulations S-K appears on Page 3 of this Report.

ITEM 1.01. Entry into a Material Definitive Agreement.

The Registrant, through e-Smart Korea, Inc., its wholly owned subsidiary, entered into a ten year Strategic Alliance Agreement, effective as of July 25, 2005 (the “Agreement”), with MYBi, Inc., a Korean corporation and owner of certain proprietary technology to facilitate automated fare collection and other pre-paid micro-payments, that has entered into extensive agreements with certain entities in Busan and other locations in Korea for the use of such technology (“MYBi”). The Agreement, which contemplates joint activities designed to facilitate the development, adoption, and use of automated fare collection, micro-payment and macro-payment systems in Korea and elsewhere, marries the Registrant’s proprietary biometric smartcard system with MYBi’s proprietary automated fare collection and micro-payment system. The Agreement also contemplates the joint promotion of the Registrant’s payments processing system and the commercial use of the Registrant’s bank identification number (“BIIN”) on the Registrant’s Super Smart Cards™.

The Agreement requires the Registrant to: (i) supply MYBI with a designated number of terminals and Super Smart Cards™ necessary to meet consumer demand: (ii) purchase 15% of MYBI’s issued and outstanding shares at a negotiated price; (iii) purchase a senior convertible debenture and warrant from MYBi (collectively the “Debenture”) with a conversion price that allows the Registrant to purchase a minimum of 10.1 percent of MYBi at a designated price; and (iv) create, operate, and service an Operations Center in Korea necessary to process the Super Smart Cards™ and any other type of non-cash payments other than Automated Fare Collections and other traditional MYBi e-purse transactions. The Debenture: (i) provides the Registrant with at least one permanent seat on MYBi’s Board of Directors; (ii) requires MYBi to hire a manager assigned by the Registrant as a full time employee for harmonious coordination; (iii) provides the Registrant with specified veto rights with respect to major decisions; and (iv) contains customary assurances with respect to management and business plans as well as customary covenants.

The Agreement requires MYBi to: (i) utilize the funds received as a result of the Registrant’s purchase of the Debenture to upgrade its existing system and as additional working capital; (ii) jointly with the Registrant use commercially reasonable efforts to cause and assist Busan Bank and/or other mutually-agreed upon institutions to issue Super Smart Cards™ using the Registrant’s BIIN, for use in Korea, and use the Registrant’s payment processing system; (iii) load all of its pre-payment (including automated fare collection) system on any and all of the Registrant’s biometric Super Smart Cards™ issued in Korea, without regard to who issues such cards; (iv) provide the Registrant with agreements evidencing that MYBi’s payment system is and shall be, for a minimum term of ten (10) years, the exclusive non-cash means to pay for bus, taxi

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or subway services throughout the City of Busan as well as in use by various Korean cities, provinces, unit or other governmental instrumentalities; (v) use commercially reasonable efforts to ensure that its sales force assists the Registrant’s merchant sales and marketing team and non-technical servicing team in Korea to fulfill designated performance metrics; (vi) use commercially reasonable efforts to refrain from issuing any MYBi accessory cards in real-name card issuance situations (i.e., where payment cards are required to be issued on a real-name basis) such as schools, private educational institutes, corporations, banks, stock markets, insurances, and credit cards, etc; (vii) process automated fare collection and other prepaid micro-payments in Korea in a manner consistent with its service level prior to the effective date of the Agreement; and (viii) use commercially reasonable efforts to assist the Registrant in securing and maintaining any and all registrations, permits, licenses, approvals, certificates and other governmental actions required to be secured and maintained by the Registrant for the activities contemplated by this Agreement. Any such registration, permit, license, approval, certificate or other action will be secured and maintained solely in the name of the Registrant.

In consideration for a designated annual royalty and a royalty on designated Korean generated profits, and subject to a prohibition against the Registrant’s decompiling, disassembling, or reverse engineering the licensed technology, the Agreement grants the Registrant an exclusive, non-transferable license to use the MYBi proprietary technology anywhere in the world except Korea. In addition to the standard representations and warranties, the Agreement provides for mutual non-competition and confidentiality protection.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10 (r)  Strategic Alliance Agreement dated as of July 25, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be filed on its behalf by the undersigned thereunto duly authorized.

Dated: Port Chester, New York

August 1, 2005

E-SMART TECHNOLOGIES, INC.

BY:	/s/ Mary Grace
Mary Grace, President

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Exhibit Index

Exhibit Number	Description
10 (r)	Strategic Alliance Agreement dated as of July 25, 2005

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